Exhibit 1.1

For information purposes only

UNOFFICIAL TRANSLATION

DELHAIZE BROTHERS AND Co. “THE LION” (DELHAIZE GROUP)

In French ETABLISSEMENTS DELHAIZE FRERES ET Cie

“LE LION” (GROUPE DELHAIZE)

In Dutch GEBROEDERS DELHAIZE EN Cie “DE LEEUW” (DELHAIZE GROEP)

Public company (“société anonyme”)

at Molenbeek-Saint-Jean, rue Osseghem 53

Jurisdiction of the Courts of Brussels

Company register 0402206045.

Coordination of the Articles of association as of January 12, 2012

PART ONE – CHARACTER OF THE COMPANY

ARTICLE ONE – FORM AND CORPORATE NAME

The company is a public company (“société anonyme”) calling or having called for public savings. Its corporate name is “ETABLISSEMENTS DELHAIZE FRERES ET Cie “LE LION” (GROUPE DELHAIZE)”, in Dutch “GEBROEDERS DELHAIZE EN Cie “DE LEEUW” (DELHAIZE GROEP)” and in English “DELHAIZE BROTHERS AND Co. “THE LION” (DELHAIZE GROUP)”, in abridged “GROUPE DELHAIZE”, in Dutch “DELHAIZE GROEP” and in English “DELHAIZE GROUP”, the company being allowed to use its full corporate name or any of its abridged corporate names.

ARTICLE TWO – CORPORATE PURPOSE

The corporate purpose of the company is the trade of durable or non-durable merchandise and commodities, of wine and spirits, the manufacture and sale of all articles of mass consumption, household articles, and others, as well as all service activities.

The company may carry out in Belgium or abroad all industrial, commercial, movable, real estate, or financial transactions that favor or expand directly or indirectly its industry and trade.

It may acquire an interest, by any means whatsoever, in all businesses, corporations, or enterprises with an identical, similar or related corporate purpose or which favor the development of its enterprise, acquire raw materials for it, or facilitate the distribution of its products.

ARTICLE THREE – REGISTERED OFFICES

The registered offices are located at Molenbeek-Saint-Jean, rue Osseghem 53.

The registered offices may be transferred to any other location in Belgium by mere decision of the board of directors.

The company may, by mere decision of the board of directors, establish administrative offices, branches, workshops, agencies, and seats in Belgium or elsewhere.

Any change of the registered offices is published in the Appendix of the Official Gazette at the initiative of the board of directors.

ARTICLE FOUR – DURATION

The duration of the company is unlimited.

The shareholders meeting may decide to wind up the company in compliance with the procedure applicable for amending the articles of association.

PART TWO – SHARE CAPITAL

ARTICLE FIVE – CAPITAL

The corporate share capital amounts to fifty million nine hundred forty six thousand ninety five euros (EUR 50,946,095.00)

It is divided into 101,892,190 ordinary shares, without nominal value, representing each 1/101,892,190th of the company assets.

Multiple certificates representative of several ordinary shares may be issued.

The shareholders meeting may decide to split company shares at any time in compliance with the procedure applicable for amending the articles of association.

ARTICLE SIX – INDIVISIBILITY OF SHARES

The shares are indivisible and the company recognizes only one owner per share.

If there are joint owners of a share, the company is entitled to suspend the exercise of the rights vested in this share until one person has been appointed in writing by all the co-owners to exercise those rights.

The rights vested in shares, which are subject to usufruct or pledge, are exercised respectively by the usufructuary and the owner who has pledged them, unless an agreement to the contrary is signed by all interested parties and notified to the company.

ARTICLE SEVEN – MODIFICATION OF THE SHARE CAPITAL

The shareholders meeting may decide to increase or decrease the share capital in one or several times in compliance with the procedure provided for by legal provisions in force.

The board of directors determines the rate and conditions of issuance of new shares in the event of a share capital increase.

Should the board of directors decide to issue new shares without nominal value below the par value of the existing shares, such circumstance must be mentioned in the notice of the shareholders meeting.

Should the share capital be increased with an issuance premium, the amount of such premium must be fully paid up upon subscription.

Should the share capital be increased by contributions in cash, the holders of convertible bonds or subscription rights may respectively convert their bonds or exercise their subscription rights and possibly benefit from the issuance of new shares as if they were shareholders, provided such benefit is granted to existing shareholders.

The board of directors may, at its own discretion, enter into any agreement providing for the subscription of all or part of the new shares to be issued, safe for the application of the preemptive rights.

In case of a share capital increase, the new shares to be subscribed in cash must be offered by preference to existing shareholders in proportion to the number of shares that each one of them owns and in accordance with legal provisions in force.

However, such preemptive right may be limited or withdrawn by the shareholders meeting, acting in the interest of the company, in compliance with the procedure provided for amending the articles of association.

In such case, a specific mention of this proposal must be made in the notice of the meeting, and the board of directors and the statutory auditor or, in his absence, a certified public accountant appointed by the board of directors, must prepare the reports provided for by legal provisions in force. These reports must be deposited at the office of the competent commercial court, referred to in the agenda and communicated to the shareholders.

ARTICLE EIGHT – AUTHORIZED CAPITAL

A. The board of directors is authorized to increase the share capital in one or several times up to the amount of nine million six hundred seventy eight thousand eight hundred ninety seven Euros (EUR 9,678,897) on the dates and pursuant to the terms decided by the board of directors for a period of five years as from the date of publication of this authorization in the Belgian Official Gazette.

This authorization is renewable according to the terms provided for by law.

The board is authorized to increase the capital as mentioned above, by contributions in cash or, to the extent permitted by law, by contributions in kind, or by incorporation of the available or unavailable reserves or the issuance premium account. In the latter cases, such increase may occur with or without issuance of new shares.

The increase of the share capital may also be achieved by the issuance of convertible bonds or subscription rights – whether or not attached to other securities – which may cause the creation of new shares in compliance with the legal provisions in force.

In case of a share capital increase, the board of directors is authorized to limit or revoke, in the interest of the company, the preferential right provided for by legal provisions in force, including to the benefit of one or more specific persons, whether or not employees of the company or its subsidiaries.

B. Whenever the share capital increase decided by the board of directors involves an issuance premium, the amount of such premium is, after possible deduction of costs, allocated to a blocked account which constitutes, together with the share capital, the guarantee of third parties and may only be reduced or suppressed by decision of the shareholders meeting with the quorum and majority requirements provided for a decrease in capital, without prejudice to the board of directors’ ability to incorporate said account into the share capital pursuant to section A above.

ARTICLE NINE – ACQUISITION, PLEDGE AND TRANSFER OF OWN SHARES

The company may acquire or hold in pledge its own shares in compliance with legal provisions in force. The board of directors is authorized to transfer through public or private transactions the shares that the company acquired, under conditions determined by the board of directors, without the prior approval of the shareholders meeting, in compliance with legal provisions in force.

The above-mentioned authorizations also relate to acquisitions and transfers of shares of the company by its direct subsidiaries, as such subsidiaries are defined by legal provisions on acquisition of shares of the parent company by its subsidiaries, and are renewable in compliance with legal provisions in force.

On May 26, 2011, the extraordinary general meeting authorized the board of directors to acquire up to ten percent of the outstanding shares of the company at a minimum unit price of one Euro and at a maximum unit price not higher than twenty percent above the highest closing stock market price of the company’s shares on Euronext Brussels during the twenty trading days preceding such acquisition. Such authorization has been granted for a period of five years as from the date of the extraordinary general meeting of May 26, 2011 and extends to the acquisition of shares of the company by its direct subsidiaries, as such subsidiaries are defined by legal provisions on the acquisition of shares of the parent company by its subsidiaries.

ARTICLE TEN – CALLS OF FUNDS

Shares that have not been fully paid up may not be transferred, unless the board of directors has previously approved the transferee.

The board of directors may at its own discretion call funds relating to shares that have not been not fully paid up.

If a shareholder fails to pay called funds one month after he is sent a notice by registered mail, such shareholder will be required to pay without further notice an interest equal to the legal interest rate as from the day of the due date until full payment.

If a shareholder further fails to pay called funds one month after a second call of funds, the board of directors may declare the forfeiture of such shareholder and have his securities sold on the stock exchange, via the agency of an investment company or a credit institution, without prejudice to the right to claim any sum due, as well as damages and interest.

The voting rights pertaining to unpaid shares are automatically suspended so long as called payments, duly made and claimable, have not been made.

ARTICLE ELEVEN – NATURE OF THE SECURITIES

Securities are in bearer, registered or dematerialized form. Securities that are not entirely paid up shall remain in registered form.

Holders of securities may request at their expense the conversion of securities to registered form at any time or to dematerialized form at any time as of January 1, 2008.

Bearer securities deposited in a securities account as of January 1, 2008 will be automatically converted to dematerialized form as from that date. Bearer securities that are held in physical form on January 1, 2008 and are subsequently deposited in a securities account at a later date shall be automatically converted to dematerialized form at such later date. Bearer securities that shall not have been deposited in a securities account shall be converted at the choice of their holder to registered or dematerialized form by December 31, 2013.

The register of registered shares, the register of registered subscription rights and the register of any registered bonds issued by the company are held in electronic form. The board of directors may decide to outsource the maintenance and administration of any electronic register to a third party. All entries in the registers, including transfers and conversions, can validly be made on the basis of documents or instructions which the transferor, transferee and/or holder of the securities, as applicable, may send electronically or by other means, and the company may accept and enter any transfer in the registers resulting from correspondence or other documents evidencing the consent of the transferor and the transferee.

ARTICLE TWELVE – SHAREHOLDINGS DISCLOSURES

Any person or legal entity, which owns or acquires securities of the company granting voting right, whether representing the share capital or not, must disclose to the company and to the Banking and Finance Commission, in compliance with legal provisions in force, the number of securities that such person or legal entity owns, alone or jointly with one or several other persons or legal entities, when the voting rights attached to such securities amount to three (3,-) per cent or more of the total of the voting rights existing when the situation triggering the disclosure obligation occurs.

Such person or legal entity must also do so in the event of a transfer, or an additional acquisition, of securities referred to in the preceding paragraph when, after such transaction, the voting rights attached to securities that it owns amount to five (5,-) per cent, ten (10,-) per cent, and so on by blocks of five (5,-) per cent of the total of the voting rights existing when the situation triggering the disclosure obligation occurs, or when the voting rights attached to securities that it owns fall below one of those thresholds or below the threshold referred to in the preceding paragraph.

Any person or legal entity which acquires or transfers, alone or jointly, the direct or indirect control of a corporation which owns three (3,-) per cent at least of the voting rights of the company must disclose such acquisition or transfer to the company and to the Banking and Finance Commission in compliance with legal provisions in force.

A disclosure is also required when, as a result of events changing the breakdown of voting rights, the percentage of the voting rights attached to the voting right securities reaches, exceeds or falls below the thresholds provided for in the first and second paragraphs above, even when no acquisition or disposal of securities has occurred. A similar disclosure is also required when persons or legal entities enter into, modify or terminate an agreement of action in concert, when as result thereof, the percentage of the voting rights subject to the action in concert or the percentage of the voting rights of one of the parties to the agreement of action in concert reaches, exceeds or falls below the thresholds mentioned in the first and second paragraphs above.

Disclosure statements relating to the acquisition or transfer of securities which are made pursuant to this article must be addressed to the Banking and Finance Commission and to the board of directors of the company at the latest the fourth trading day following the day on which (i) the person or legal entity learns of the acquisition or the disposal or the possibility of exercising voting rights, or, having regard to the circumstances, should have learned it, regardless of the date on which the acquisition, disposal or possibility of exercising voting rights takes effect, (ii) the person or legal entity is informed of the event changing the break down of voting rights, (iii) an agreement of action in concert is entered into, modified or terminated, or (iv) for securities acquired by succession, the succession is accepted by the heir, as the case may be, under the benefit of inventory.

Unless otherwise provided by legal provisions in force, no one will be allowed to vote at the shareholders meeting a number of securities greater than the number validly disclosed at the latest twenty days before such meeting, in compliance with legal provisions in force and with these articles of association, it being understood that a shareholder will in any event be allowed to vote a number of securities that does not exceed three (3,-) per cent of the total of the voting rights existing on the day of the shareholders meeting or which is between two successive thresholds.

PART THREE – ADMINISTRATION AND AUDITING

ARTICLE THIRTEEN – COMPOSITION OF THE BOARD OF DIRECTORS

The company is managed by a board consisting in at least three members, whether shareholders or not, individual or legal entity, appointed for a maximum term of six years by the shareholders meeting and at all times removable by the latter.

The director that is a legal entity notifies to the company the identity of the individual and, as the case may be, of its substitute, appointed to represent permanently such legal entity at the meetings of the board of directors. Without prejudice to article 17, such individual may not be chosen among the directors of the company.

Outgoing directors may be reelected.

The term of outgoing but yet not reelected directors ceases immediately after the shareholders meeting convened to elect their possible successor.

ARTICLE FOURTEEN – VACANCY

Should there be one or several vacancies among directors before the end of a term as a result of death, resignation or any other cause, all remaining directors are authorized to fill the vacancy temporarily.

In such case, the shareholders meeting decides on the definitive appointment at its next meeting.

The director appointed in the aforementioned circumstances completes the term of the director he is replacing.

ARTICLE FIFTEEN – CHAIRMANSHIP

The board of directors elects a chairman among its members and, as the case may be, a vice-chairman.

ARTICLE SIXTEEN – MEETINGS

The board of directors meets when convened by its chairman and under its chairmanship or, if the latter is unable to attend, under the chairmanship of the vice-chairman if a vice-chairman has been elected, or under the chairmanship of a director appointed by his peers.

The board meets every time required by the interest of the company or whenever requested by two directors.

Meetings take place at the location indicated in the notice.

Notices of the meetings of the board of directors are properly given in writing, by telecopy, by electronic mail or by phone.

The board meeting may be held by conference call or any other means of communication. In such case, it is deemed to take place at the registered offices.

In any case, the director who may not physically attend the board meeting may participate in the deliberation by phone, videoconference or any other similar means of communication.

In the circumstances referred to in paragraphs 5 and 6 above, the vote of the director who was not physically present will be confirmed either by executing the minutes of the board meeting in which he participated without being physically present, or by telecopy addressed to the registered offices of the company.

Notices must be made three days in advance safe in case of emergency, which must be justified in the minutes.

In case of emergency, decisions of the board of directors may be adopted in writing by unanimous written consent of the directors, to the extent permitted by law.

ARTICLE SEVENTEEN – DELIBERATION

The board of directors may only deliberate and resolve if half of its members at least are present or represented.

Any director who is excused or absent may authorize one of his peers in writing, by telegram, telecopy or any other form of written proxy to represent him at board meetings and to vote on his behalf. In such case, the represented director is deemed present.

However, no proxy holder may represent more than one director at a time.

Decisions of the board of directors are adopted by majority vote.

In case of equality of vote casts, the vote of the chairman of the meeting will prevail.

In case of conflict of interests, the directors will comply with legal provisions in force.

If, during a board meeting complying with the quorum requirement set forth above, one or more present or represented directors must abstain as a result of the preceding paragraph, resolutions are validly adopted by a majority vote of the other present or represented directors.

ARTICLE EIGHTEEN – MINUTES

The deliberations of the board of directors are recorded in minutes signed by a majority of directors participating in the meeting.

Such minutes are recorded in a special register.

Proxies are attached thereto.

Extracts and copies under private seal of such minutes, to be submitted to a court or elsewhere, are signed by one director or by a member of the management referred to in article 21.

ARTICLE NINETEEN – POWERS OF THE BOARD

The board of directors is vested with the broadest powers to accomplish all necessary or useful acts in order to achieve the corporate purpose of the company. It is empowered to carry out any act that is not reserved by law to the shareholders’ meeting. It is notably empowered to conclude any loan by means of credit or otherwise, even by issuance of bonds, provided that they are neither convertible nor with a subscription right attached, unless expressly authorized to do so by the shareholders’ meeting in compliance with legal provisions in force.

The board of directors creates within the board an audit committee and a remuneration and nomination committee vested with the authority provided for by legal provisions in force in respect of an audit committee and a remuneration committee, respectively, and with such additional authority as may be determined by the board of directors.

ARTICLE TWENTY – DELEGATION OF POWER

The board of directors may entrust the day-to-day management of the company and the representation relating to such management, including the hiring, dismissal and determination of wage of staff members, to one or several directors, whether they bear the title of managing director or not, or to one or several members of the management, whether chosen among the directors or not, who may be granted variable or invariable fees to be charged on the general expenses of the company.

Such fees, as well as all other terms, notably any severance pay, must be provided for in a special contract approved by the board of directors, all directors in charge of a permanent position in the company abstaining.

Nonetheless, the board of directors approves the hiring, appointment and dismissal of company officers in charge of the corporate and financial policy of the company, on proposal of the person(s) in charge of the day-to-day management, if any.

The board, or within the day-to-day management, a person in charge of the day-to-day management, are each authorized to grant authority to certain directors or other individuals for specific purposes. The proxy holder binds the company within the limits of his or her proxy.

ARTICLE TWENTY-ONE – REPRESENTATION OF THE COMPANY

Towards third parties and before a court, the company is represented by two directors acting jointly, or by one director acting jointly with one of the members of the management of the company appointed for such purpose by the board of directors. The board of directors ensures that the identity of the members of the management entitled to represent the company jointly with one director is published in the Appendix of the Official Gazette.

ARTICLE TWENTY-TWO – OTHER POSITION

Managing directors or members of the management may not accept another managing or administrative position, whether remunerated or not, from any other entity or company, unless especially authorized by the board of directors.

A director or officer may consider a position of director for another company only to the extent that such position will not affect his duties for the benefit of the company, which must remain effective and permanent at all times.

ARTICLE TWENTY-THREE – OTHER REMUNERATED POSITIONS

Should a director or any other representative of the company be commissioned in order to represent the company with another entity or company, the pays and advantages relating to such position lead to a proportional reduction of his wages.

ARTICLE TWENTY-FOUR – AUDITING

Control over the company must be entrusted to one or more auditors. They are appointed for a renewable term of three years and may be removed by a shareholders meeting.

Auditors are chosen among the members, whether individuals or legal entities, of the Company Auditors Institute (Institut des Reviseurs d’Entreprises).

The shareholders meeting determines the number of auditors and their remuneration.

If there are no auditors or if all auditors are unable to perform their duties, the board of directors immediately convenes a shareholders meeting in order to have new auditors appointed.

ARTICLE TWENTY-FIVE – DUTIES OF AUDITORS

Auditors have jointly or individually an unlimited right to audit the financial situation and the balance sheet, and to control whether the operations recorded in the annual accounts are in compliance with legal provisions in force and the articles of association. They are entitled to be granted at any time access to the records, correspondence, minutes and, generally, all the books and documents of the company.

Every six months at least, directors must provide them with financial statements prepared in compliance with the scheme required for balance sheets and profit and loss accounts.

Auditors must prepare a detailed and written report containing all indications required by law to the attention of the ordinary shareholders meeting.

Employees or other persons for whom they are responsible may assist auditors at their own expense.

ARTICLE TWENTY-SIX – LIABILITY

Directors and auditors have no personal liability relating to company commitments.

They are responsible with respect to their office and to any errors committed in the course of their duty in compliance with legal provisions in force.

ARTICLE TWENTY-SEVEN – INDEMNITY

The shareholders’ meeting may determine from time to time the aggregate amount of the directors’ fees to be charged to general expenses. Such fees will be shared between the directors in the proportion determined by resolution of the board of directors.

Auditors’ remuneration consists in a fixed sum determined by the shareholders’ meeting at the time of appointment.

PART FOUR – SHAREHOLDERS MEETINGS

ARTICLE TWENTY-EIGHT – COMPOSITION AND POWERS

The shareholder meeting, when regularly constituted, represents all the shareholders of the company.

It is empowered to carry out or ratify all acts performed in the interest of the company.

It consists in holders of ordinary shares who are entitled to vote either in person or by proxy in compliance with legal provisions in force.

Decisions adopted by the shareholders meeting are binding upon all shareholders, including those who were absent or dissident.

ARTICLE TWENTY-NINE – MEETING

The ordinary shareholders meeting automatically takes place on the fourth Thursday of May at 3:00 p.m.

If that date is not a business day, the meeting takes place on the preceding or following business day.

An extraordinary or special meeting may be convened each time it is in the company’s interest. It must be convened at the request of shareholders holding together one fifth of the share capital. In the latter case, the shareholders indicate in their request the items to be included in the agenda, and the board of directors or the auditors must convene a shareholders meeting within six weeks as from the request.

One or more shareholders holding together at least 3 per cent of the share capital can request to put an item on the agenda of any shareholders meeting and table resolution proposals for items included or to be included on the agenda of a shareholders meeting, in compliance with legal provisions in force.

Shareholders meetings will take place in one of the districts of the city of Brussels at the location indicated in the notice.

ARTICLE THIRTY – NOTICE

The shareholders meeting is held on notice of the board of directors or the auditors.

The notice contains the agenda and complies with the formal requirements and the timing imposed by legal provisions in force. Notices of shareholders meetings decided by the board of directors may validly be signed on its behalf by one of the persons in charge of the day-to-day management.

A copy of the documents that must be made available to registered shareholders is sent to them along with the convening notice. As from the date of the publication of this notice, all shareholders are entitled to obtain a copy of these documents free of charge, in accordance with legal provisions in force.

ARTICLE THIRTY-ONE – ATTENDANCE FORMALITIES

The rights of a shareholder to attend the shareholders meeting and to vote shares are subject to the registration of these shares in the name of this shareholder at midnight (European Central Time) on the record date, which is the fourteenth day before the meeting, either by registration of registered shares in the register of registered shares of the company, or by registration of dematerialized shares in the accounts of an authorized securities account keeper or clearing institution, or by delivery of bearer shares to a financial intermediary.

Shareholders must notify the company (or the person designated by the company for this purpose) of their intent to participate in the shareholders meeting, no later than six days before the date of the meeting.

The holders of bonds or subscription rights may attend the shareholders meeting with consultative vote if they have complied with the attendance formalities applicable to the shareholders.

ARTICLE THIRTY-TWO – REPRESENTATION

All holders of securities entitled to vote may be represented by one or more proxy holders at the shareholders meeting, in compliance with legal provisions in force.

However, under age persons, certified persons, civil companies and commercial companies may be represented by their legal representatives or statutory bodies that, in turn, may be represented by one or more proxy holders, in compliance with legal provisions in force. Spouses are entitled to represent each other.

The board of directors may approve the form of the proxies. Proxies must be received by the company no later than six days before the date of the meeting.

ARTICLE THIRTY-THREE – OFFICE

All shareholders meetings are chaired by the chairman of the board of directors or, should he not attend, by the vice-chairman if a vice-chairman has been elected, or by a managing director or, in absence of the latter, by the eldest accepting attending director.

The chairman appoints the secretary. The shareholders meeting may appoint two or more observers.

ARTICLE THIRTY-FOUR – ADJOURNMENT

The board of directors is allowed to adjourn any ordinary or other shareholders meeting in the course of such meeting. The decision of the board of directors must not be motivated.

The decision to adjourn a meeting cancels all decisions taken and the shareholders are reconvened within five weeks with the same agenda.

Formalities and proxies accomplished or delivered to the company in compliance with articles 31 and 32 for the purpose of the first meeting will not be valid for the second meeting. The board of directors will set a new record date for the second meeting for the purpose of article 31. The shareholders whose shares are registered in their name on this new record date will be entitled to attend the second meeting and to vote these shares upon satisfaction of the attendance formalities for the second meeting referred to in article 31.

ARTICLE THIRTY-FIVE – NUMBER OF VOTES

Each share entitles its holder to one vote.

ARTICLE THIRTY-SIX – VOTES

The meeting may not vote on items that were not mentioned on the agenda.

Unless otherwise provided by legal provisions in force, decisions are adopted by a majority vote, irrespective of the number of securities present or represented at the meeting.

With respect to the appointment of directors or auditors, if no candidate is elected by a majority vote, a second ballot is organized between the two candidates who obtained the highest number of votes. In case of a tie in the second ballot, the eldest candidate is elected.

Votes are expressed by raising hands, by calling names or through electronic devices, unless otherwise decided by the shareholders meeting.

If permitted by the convening notice, the shareholders who have complied with the attendance formalities referred to in article 31 can participate in the shareholders meeting by electronic means upon satisfaction of the conditions and formalities set out in the convening notice. This notice will provide indications as to the means used by the company to identify the shareholders participating by electronic means and whether they can take part to the deliberations of the shareholders meeting and/or ask questions.

The shareholders who have complied with the attendance formalities referred to in article 31 can vote remotely at any shareholders meeting by completing a form provided by the company, either by correspondence or, if permitted by the convening notice, by electronic means. Shares will be taken into account for the vote and the computation of the quorum only if the form provided by the company has been duly completed and returned to it no later than six days before the date of the meeting. Where the convening notice permits shareholders to vote remotely by electronic means, this notice will provide indications as to the means used by the company to identify the shareholders voting remotely.

An attendance list, which indicates the name of each shareholder and the number of shares registered for voting, is signed by each shareholder or its proxy holder before the meeting starts.

ARTICLE THIRTY-SEVEN – MINUTES

The minutes of shareholders meetings are signed by the officers of the meeting and by any shareholders asking to do so.

Extract and copies under private seal of such minutes to be produced in court or elsewhere must be signed by one director.

PART FIVE – INVENTORY AND ANNUAL ACCOUNTS – DISTRIBUTION

ARTICLE THIRTY-EIGHT – ACCOUNTING YEAR

The accounting year of the company begins on the first day of January and ends on the thirty-first day of December.

ARTICLE THIRTY-NINE – VOTE ON ANNUAL ACCOUNTS

The ordinary shareholders meeting hears the management report and auditors report and discusses the annual accounts.

Directors and auditors answer the questions asked by shareholders, in compliance with legal provisions in force.

The ordinary shareholders meeting votes on the adoption of the annual accounts.

After adoption of the annual accounts, the meetings votes separately on the discharge of liability of directors and auditors.

Such discharge is valid only to the extent that the annual accounts contain neither omission, nor false indication concealing the company’s genuine situation and, with respect to actions taken in breach of the articles of association, only if they have been especially indicated in the notice.

The management report, auditors report, annual accounts and all documents provided for in legal provisions in force are deposited by the board of directors at the National Bank of Belgium thirty days after they have been approved by the shareholders meeting.

ARTICLE FORTY – DISTRIBUTION

Five percent at least of the net profits is transferred to a legal reserve fund. When the accumulated legal reserve fund is equal to one tenth of the capital of the company, it is no longer compulsory to transfer further profits to the said reserve.

On proposal of the board of directors, the shareholders’ meeting may decide to transfer sums determined by the latter to the creation of, or the increase in, reserve funds or to a carried forward account or decide on a levy on available reserves or on the carried forward account from previous years.

The shareholders’ meeting determines the allocation of the balance of the net profits on the basis of a proposal of the board of directors. The shareholders’ meeting may allocate from time to time a part of such balance of the net profits to the directors and such amount will be shared between the directors in the proportion determined by resolution of the board of directors.

ARTICLE FORTY-ONE – PAYMENT OF DIVIDENDS

Dividends are paid out annually at the places and on the dates determined by the board of directors.

The board of directors may decide under its own responsibility to pay interim dividends to be charged on the profit of the current fiscal year and determine the date of their payment, in compliance with legal provisions in force.

PART SIX – DISSOLUTION – LIQUIDATION

ARTICLE FORTY-TWO – LIQUIDATION

The company may be wound up anticipatively at any time by a shareholders meeting, voting as provided for amending the articles of association.

If, as a result of losses, the company’s net assets amount to less than one half of the share capital, a shareholders meeting must be convened no later than two months as from the day the losses were noticed or should have been noticed pursuant to legal or statutory duties. Such meeting must vote in compliance with the procedure provided for amending the articles of association on a possible liquidation of the company and on other measures announced in the agenda.

The board of directors duly justifies its proposals in a special report available to shareholders at the registered offices of the company fifteen days before the meeting.

If, as a result of losses, the company’s net assets amount to less than one fourth of the share capital, the liquidation takes place if it is approved of by one fourth of the votes cast during the shareholders meeting.

When the net assets amount to less than the legal minimum share capital, any interested party may seize a court and request the liquidation of the company.

ARTICLE FORTY-THREE – WINDING-UP

Should the company be wound-up, what ever the cause or the time may be, the liquidation is carried out by liquidators appointed by the shareholders meeting or, failing such appointment, by the board of directors in charge at that time acting as a liquidation comity.

To this end, it benefits from the broadest possible powers under legal provisions in force.

The shareholders meeting determines the liquidators’ remuneration.

During the liquidation process of the company, auditors benefit from the same powers vis-à-vis the liquidator(s) as those they have vis-à-vis the board of directors under legal provisions in force.

ARTICLE FORTY-FOUR – SHARING AMONG SHAREHOLDERS

If all share are not equally paid-up, the liquidators take such disparity into account before sharing the net assets and reestablish a balance by treating all shares on an equal basis either by calling upon shareholders additional funds or by reimbursing first the shares that have been paid up in a greater portion in cash.

The balance is distributed equally among all shares.

PART SEVEN – GENERAL PROVISIONS

ARTICLE FORTY-FIVE – ELECTION OF DOMICILE

With respect to the enforcement of these articles of association, any registered shareholder domiciled in a foreign country, unless it has elected domicile in Belgium, any member of the management, any auditor and any liquidator hereby elects domicile at the registered offices of the company where all communications and notices may be made or summons served.

ARTICLE FORTY-SIX – GENERAL LAW

Parties agree to comply with legal provisions in force.

As a result, unless otherwise validly provided, all public policy provisions of law are deemed to be set forth in these articles of association and all provisions of these articles of association conflicting with such provisions of law are deemed not to exist.

A Director,	A Director,